Securities and Exchange Commission ("SEC") Forms 3, Form 4 and Form 5 and Application for EDGAR Access (Form ID) Confirmation of Authority to Sign



Pursuant to Instruction 7 to SEC "Form 3-Initial Statement of Beneficial Ownership of Securities", "Form 4-Statement of Changes in Beneficial Ownership" and "Form 5-Annual Statement of Beneficial Ownership of Securities" the undersigned, being a member of the Board of Managers and President of Babson Capital Management LLC, investment adviser to the Babson Capital Global Short Duration High Yield Fund (the "Fund"), hereby appoint and designate Jessica Burns, Ruth Howe, Ann Malloy, and Melissa LaGrant each as my true and lawful attorneys in fact with full power to (a) apply for access to the EDGAR filing system in my name and (b) sign for me and file with the SEC, the New York Stock Exchange and the Fund said SEC Forms 3, 4 and/or 5 with respect to shares of the Fund purchased or sold by the undersigned or any other change of beneficial ownership relating to equity or derivative securities of the Fund required to be reported by the undersigned.

This authorization shall remain in effect until a written revocation is executed by the undersigned and filed with the SEC.


Signature and Date:  09-17-2012
Name:	Cifford Noreen
Title:	Member of the Board of Managers and President of Adviser